Exhibit 10.2

Execution Version

Tax Matters Agreement

by and between

RESIDEO TECHNOLOGIES, INC.

and

ADI GLOBAL distribution INC.

Dated as of July 31, 2026

i

ARTICLE VI TAX CONTESTS		26

6.1	Notice	26
6.2	Separate Returns	26
6.3	Joint Returns	26
6.4	Mixed Contests	26
6.5	Distribution-Related Tax Contests	27
6.6	Obligation of Continued Notice	27
6.7	Settlement Rights	28
6.8	Costs and Expenses	28

ARTICLE VII COOPERATION		28

7.1	General	28
7.2	Timely Compliance	29
7.3	Consistent Treatment	29
7.4	Impact of Cooperation	29

ARTICLE VIII RETENTION OF RECORDS; ACCESS		30

8.1	Retention of Records	30
8.2	Access to Tax Records	30

ARTICLE IX DISPUTE RESOLUTION		30

9.1	Dispute Resolution	30
9.2	Injunctive Relief	31

ARTICLE X MISCELLANEOUS PROVISIONS		31

10.1	Disposition of ADI SpinCo Subsidiaries	31
10.2	Conflicting Agreements	31
10.3	Interest on Late Payments	31
10.4	Expenses	32
10.5	Successors	32
10.6	Subsidiaries	32
10.7	Assignability	32
10.8	No Fiduciary Relationship	32
10.9	Further Assurances	32
10.10	Survival	33
10.11	Notices	33
10.12	Distribution Date	34
10.13	No Waiver	34
10.14	Severability	34
10.15	Interpretation	34
10.16	Integration	34
10.17	Title and Headings	35
10.18	Counterparts	35
10.19	Governing Law	35
10.20	Amendments	35
10.21	No Duplication; No Double Recovery	35
10.22	Specific Performance	35
10.23	Authority	35

ii

Tax Matters Agreement

This Tax Matters Agreement (this “Agreement”), is entered into as of July 31, 2026 between Resideo Technologies, Inc., a Delaware corporation (“Resideo”), and ADI Global Distribution Inc., a Delaware corporation (“ADI SpinCo” and, together with Resideo, the “Parties,” and each, a “Party”). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, between the Parties (as may be amended, modified or restated from time to time, the “Separation Agreement”).

R e c i t a l s

Whereas, the board of directors of Resideo has determined that it is appropriate, desirable and in the best interests of Resideo and its stockholders to separate the ADI Business from Resideo’s other businesses, creating ADI SpinCo as a new subsidiary company to which Resideo will transfer, directly or indirectly, the assets and liabilities of the ADI Business (the “Separation”) and, following the Separation, to undertake the Distribution;

Whereas, ADI SpinCo has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the Distribution;

Whereas, Resideo will effect certain restructuring transactions described in the Separation Plan for the purpose of aggregating the ADI Business, the ADI Assets and the ADI Liabilities in the ADI Group prior to the Distribution (collectively, the “Reorganization”);

Whereas, in connection with the Reorganization and pursuant to the Separation Plan, Resideo will contribute, or cause to be contributed, to ADI SpinCo or a Subsidiary thereof, the assets of, and entities conducting, the ADI Business (the “Contribution”) and, in exchange therefor, ADI SpinCo shall, or shall cause a Subsidiary thereof to, as applicable, (i) issue to Resideo shares of ADI SpinCo Common Stock and ADI SpinCo Preferred Stock (which issuances may be actual or constructive), (ii) assume (directly or indirectly) certain Liabilities of Resideo and its Subsidiaries associated with the ADI Business, and (iii) pay Resideo an amount of cash equal to the ADI Cash Payment (and any Cash Adjustment payable by ADI SpinCo to Resideo), each as more fully described and subject to the terms and conditions set forth in the Separation Agreement;

Whereas, Resideo (i) will distribute all of the outstanding ADI SpinCo Common Stock to the holders of Resideo Common Stock as a pro rata dividend (the “Common Distribution”) and (ii) pursuant to the Exchange Agreement, cause the exchange of certain shares of Resideo Preferred Stock held by CD&R and the other party thereto for shares of ADI SpinCo Preferred Stock (the “Preferred Exchange,” and, taken together with the Common Distribution, the “Distribution”);

Whereas, Resideo intends to effect the Distribution in a transaction that, taken together with the Contribution, is intended to qualify as tax-free for U.S. federal income Tax purposes under Sections 368(a)(1)(D), 355 and 361(c) of the Code;

Whereas, certain members of the Resideo Group, on the one hand, and certain members of the ADI Group, on the other hand, file certain Tax Returns on a consolidated, combined, unitary or similar basis for certain federal, state, local and foreign Tax purposes; and

Whereas, the Parties desire to (i) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (ii) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the relevant Transactions.

Now, therefore, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

Definitions

1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“Action” shall have the meaning set forth in the Separation Agreement.

“ADI Active Trade or Business” shall mean the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by ADI SpinCo and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the trade or business (as defined in the Tax Opinion and as further described in the Tax Materials) as conducted immediately prior to the Distribution.

“ADI Assets” shall have the meaning set forth in the Separation Agreement.

“ADI Business” shall have the meaning set forth in the Separation Agreement.

“ADI Carryback” shall mean any net operating loss, net capital loss, excess tax credit, or other similar Tax Item of any member of the ADI Group which may or must be carried from one taxable period to another prior taxable period under the Code or other applicable Tax Law.

“ADI Cash Payment” shall have the meaning set forth in the Separation Agreement.

“ADI Disqualifying Action” shall mean (i) any action (or the failure to take any action) by any member of the ADI Group after the Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) after the Distribution involving the ADI SpinCo Capital Stock or any stock or assets of any member of the ADI Group, (iii) any action, failure to act or transaction prohibited or required, as applicable, pursuant to Section 4.2(b) (regardless of whether the requirements of Section 4.2(e) are satisfied with respect to such action, failure to act or transaction) or Section 4.2(c) (regardless of whether Resideo consents to any such action, failure to act or transaction), or (iv) any breach by ADI SpinCo or any member of the ADI Group after the Distribution of any representation, warranty or covenant made by it in this Agreement, the Separation Agreement or any Ancillary Agreement, that, in each case of the foregoing clauses (i) through (iv), would adversely affect the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions; provided, however, that the term “ADI Disqualifying Action” shall not include any action required pursuant to any Ancillary Agreement (other than this Agreement) or that is expressly contemplated by the Separation or the Distribution.

“ADI Group” shall have the meaning set forth in the Separation Agreement.

“ADI Liabilities” shall have the meaning set forth in the Separation Agreement.

“ADI Pre-Distribution Period Taxes” shall mean any and all Taxes due with respect to all Pre-Distribution Periods imposed on the Resideo Group arising out of, based upon, or attributable to the ADI Business, including, for the avoidance of doubt, any Taxes resulting from any Internal Distributions.

“ADI Separate Return” shall mean any Tax Return of or including any member of the ADI Group (including any consolidated, combined, unitary or similar return) that does not include any member of the Resideo Group.

“ADI SpinCo” shall have the meaning set forth in the preamble hereto.

“ADI SpinCo Capital Stock” shall mean all classes or series of capital stock of ADI SpinCo, including (i) the ADI SpinCo Common Stock, (ii) the ADI SpinCo Preferred Stock, (iii) all options, warrants and other rights to acquire such capital stock and (iv) all instruments properly treated as stock in ADI SpinCo for U.S. federal income Tax purposes.

“ADI SpinCo Common Stock” shall have the meaning set forth in the Separation Agreement.

“ADI SpinCo Preferred Stock” shall have the meaning set forth in the Separation Agreement.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control,” when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, (a) from and after the Effective Time, solely for purposes of this Agreement, (i) no member of the ADI Group shall be deemed an Affiliate of any member of the Resideo Group and (ii) no member of the Resideo Group shall be deemed an Affiliate of any member of the ADI Group, and (b) whether before or after the Effective Time, solely for purposes of this Agreement, neither CD&R nor any of its Affiliates (other than Resideo, ADI SpinCo and their respective Subsidiaries, as applicable) will be deemed an Affiliate of any member of the Resideo Group or the ADI Group, and vice versa.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreement” shall have the meaning set forth in the Separation Agreement.

“Business Day” shall have the meaning set forth in the Separation Agreement.

“Capital Stock” shall mean all classes or series of capital stock, including (i) common stock, (ii) preferred stock, (iii) all options, warrants and other rights to acquire such capital stock and (iv) all instruments properly treated as stock for U.S. federal income Tax purposes.

“Cash Adjustment” shall have the meaning set forth in the Separation Agreement.

“CD&R” shall have the meaning set forth in the Separation Agreement.

“CD&R Agreements” shall mean (i) that certain Shareholders Agreement entered into by and among ADI SpinCo, CD&R and the various other parties thereto on August 3, 2026, and (ii) any other agreement entered into between ADI SpinCo and CD&R (or any of the Affiliates of CD&R) in connection with the Separation, Reorganization or Distribution.

“CD&R Persons” shall have the meaning set forth in Section 4.2(b)(v).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Distribution” shall have the meaning set forth in the recitals hereto.

“Contract” shall have the meaning set forth in the Separation Agreement.

“Contribution” shall have the meaning set forth in the recitals hereto.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2, 6.3, 6.4 and 6.5 of this Agreement.

“Dispute Resolution Firm” shall have the meaning set forth in Section 9.1.

“Distribution” shall have the meaning set forth in the recitals hereto.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Distribution Taxes” shall mean any Taxes incurred as a result of the failure of any of the Transactions to qualify for the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions.

“Distribution-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Taxing Authority, or any other Person asserts a position that could reasonably be expected to (i) adversely affect, jeopardize or prevent (x) the Tax-Free Status of the Transactions or (y) the Tax Treatment of the Transactions or (ii) otherwise affect the amount of Taxes imposed with respect to any of the Transactions.

“Effective Time” shall have the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.

“Employment Tax” shall mean those Liabilities (as defined in the Separation Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Employment Tax Credit” shall mean any Tax credit allocated to Resideo or a member of the Resideo Group pursuant to the provisions of the Employee Matters Agreement.

“Federal Tax” shall mean any Tax imposed by the federal government of the United States (other than any Employment Taxes).

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (i) IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for a Tax Benefit or the right of the Taxing Authority to assert a further deficiency in respect of the relevant issue or adjustment or for such taxable period (as the case may be), (ii) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (iii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (iv) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) by the jurisdiction imposing the Tax, or (v) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Foreign Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession.

“Group” shall mean either the Resideo Group or the ADI Group, as the context requires.

“Indemnification Threshold” shall have the meaning set forth in Section 5.1(d).

“Indemnifying Party” shall have the meaning set forth in Section 5.2(a).

“Indemnitee” shall have the meaning set forth in Section 5.2(a).

“Internal Distribution” shall mean, with respect to the pre-Distribution reorganization of ADEMCO III Ltd, any distribution or exchange of stock of ADEMCO III Ltd or any other Subsidiary of Resideo (determined prior to the Distribution), or other transaction having the same effect, in each case, together with related transactions, that is intended to qualify as a reorganization described in Sections 368(a)(1)(D) and 355 of the Code or a distribution described in Section 355(a) of the Code.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives, and attorneys.

“IRS Ruling” shall mean any U.S. federal income Tax ruling, and any supplements thereto, issued to Resideo by the IRS in connection with the Transactions.

“IRS Ruling Request” shall mean the letter filed by Resideo with the IRS on April 1, 2026 (including all attachments, exhibits, and other materials submitted with such letter) requesting a ruling regarding certain tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more members of the Resideo Group together with one or more members of the ADI Group.

“Law” shall have the meaning set forth in the Separation Agreement.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Sections 6.2, 6.3, 6.4 and 6.5 of this Agreement.

“Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preferred Exchange” shall have the meaning set forth in the recitals hereto.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by ADI SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which ADI SpinCo would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from ADI SpinCo and/or one or more holders of ADI SpinCo Capital Stock, respectively, any amount or number of shares of ADI SpinCo Capital Stock, that would, when combined with any other direct or indirect changes in ownership of ADI SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code and/or the Treasury Regulations promulgated thereunder, comprise forty percent (40%) or more of (i) the value of all outstanding shares of stock of ADI SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, in each case determined after giving effect to the transaction or series of transactions, or (ii) the total combined voting power of all outstanding shares of voting stock of ADI SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, in each case determined after giving effect to the transaction or series of transactions. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (x) the adoption by ADI SpinCo of a shareholder rights plan or (y) issuances by ADI SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, any references to ADI SpinCo in this definition and related provisions of this Agreement shall include a reference to any successor thereto.

“Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Reorganization” shall have the meaning set forth in the recitals.

“Resideo” shall have the meaning set forth in the preamble hereto.

“Resideo Capital Stock” shall mean all classes or series of capital stock of Resideo, including (i) the Resideo Common Stock, (ii) Resideo Preferred Stock, (iii) all options, warrants and other rights to acquire such capital stock and (iv) all instruments properly treated as stock in Resideo for U.S. federal income Tax purposes.

“Resideo Common Stock” shall have the meaning set forth in the Separation Agreement.

“Resideo Group” shall have the meaning set forth in the Separation Agreement.

“Resideo Preferred Stock” shall have the meaning set forth in the Separation Agreement.

“Resideo Pre-Distribution Period Taxes” shall mean any and all Taxes due with respect to all Pre-Distribution Periods imposed on the ADI Group arising out of, based upon, or attributable to those businesses, other than the ADI Business, historically conducted by Resideo and its Subsidiaries prior to the Effective Time.

“Resideo Retained Assets” shall have the meaning set forth in the Separation Agreement.

“Resideo Retained Business” shall have the meaning set forth in the Separation Agreement.

“Resideo Retained Liabilities” shall have the meaning set forth in the Separation Agreement.

“Resideo Separate Return” shall mean any Tax Return of or including any member of the Resideo Group (including any consolidated, combined, unitary or similar return) that does not include any member of the ADI Group.

“Responsible Company” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean the period beginning (and including) the Distribution Date and ending on (and including) the first Business Day after the two-year anniversary of the Distribution Date.

“Reviewing Company” shall have the meaning set forth in Section 3.3.

“Section 4.2(d) Acquisition Transaction” shall mean any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were ten percent (10%) instead of forty percent (40%).

“Separate Return” shall mean a Resideo Separate Return or an ADI Separate Return, as the case may be.

“Separation” shall have the meaning set forth in the recitals.

“Separation Agreement” shall have the meaning set forth in the preamble hereto.

“Separation Plan” shall have the meaning set forth in the Separation Agreement.

“Specific Indemnities” shall have the meaning set forth in Section 2.3.

“State Tax” shall mean any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia, or any city or municipality located therein.

“Straddle Period” shall mean any taxable year or other taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates and other similar assessments and governmental charges of any kind imposed by any federal, state, local or non-United States Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative, add-on minimum and other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any Tax group or being (or having been) included or required to be included in any Tax Return related thereto, or as transferee or successor, and (iii) liability for the payment of any amount of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Advisor” shall mean any Tax counsel or accounting firm of recognized national standing in the United States (or, in the case of any Tax Opinion regarding the Tax treatment of any of the Transactions under the Laws of a foreign jurisdiction, in the relevant foreign jurisdiction).

“Tax Advisor Dispute” shall have the meaning set forth in Section 9.1.

“Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, excess charitable contributions, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses and any other similar losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future taxable period; provided, however, that the term “Tax Attribute” shall not include tax basis.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Benefit” shall mean a cash tax benefit actually realized due to any reduction in liability for Taxes (or increase in a Refund) as a result of any loss, deduction, Refund, reimbursement, offset, credit, or other item reducing any Taxes otherwise payable.

“Tax Contest” shall mean any pending or threatened audit, claim, dispute, suit, action, litigation, proposed assessment or other proceeding with respect to Taxes or Tax Benefits (including any administrative or judicial review of any claim for Refund).

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit.

“Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Matter” shall have the meaning set forth in Section 7.1(a).

“Tax Opinion” shall mean any written opinion or memorandum of any Tax Advisor regarding certain tax consequences of certain transactions executed as part of the Transactions.

“Tax Records” shall mean any (i) Tax Returns, (ii) Tax Return work papers, (iii) documentation relating to any Tax Contests and (iv) any other books of account or records (whether or not in written, electronic, or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Taxing Authority.

“Tax Representation Letters” shall mean any representation letters of officers of Resideo and/or ADI SpinCo provided to any Tax Advisor in connection with any Tax Opinion issued in connection with the Transactions.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, including any amendment thereof or supplement thereto, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Treatment of the Transactions” shall mean the Tax treatment of the Transactions (for the avoidance of doubt, other than the Tax treatment of the Transactions described in the definition of “Tax-Free Status of the Transactions”) set forth on Schedule 1.1.

“Tax-Free Status of the Transactions” shall mean, with respect to the Contribution and the Distribution, taken together, and each Internal Distribution, the qualification thereof as (i) in the case of the Contribution and the Distribution, taken together, a “reorganization” described in Sections 368(a)(1)(D) and 355(a) of the Code and, in the case of each Internal Distribution, as a “reorganization” described in Sections 368(a)(1)(D) and 355(a) of the Code or a distribution described in Section 355(a) of the Code, as applicable, and (ii) as a transaction in which (x) cash or other property received is property with respect to which no gain is recognized pursuant to Section 361(a) or (b) of the Code, (y) stock distributed (or deemed distributed) thereby is “qualified property” with respect to which no gain is recognized pursuant to Section 361(c) or Section 355(c)(2) of the Code, as applicable (and neither Section 355(d) nor Section 355(e) applies to treat such property as other than “qualified property” for such purposes) and (z) as a transaction in which no income or gain is recognized by any member of the Resideo Group, any member of the ADI Group or the holders of Resideo Capital Stock pursuant to Sections 355, 361 and/or 1032 of the Code, other than, in the case of Resideo, ADI SpinCo and the members of their respective Groups (as relevant), income or gain recognized as a result of intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax-Related Losses” shall mean, with respect to any Taxes (or any reduction in a Refund), (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes (or reduction in a Refund), as well as any other out-of-pocket costs, expenses or other liabilities incurred in connection with such Taxes (or reduction in a Refund); and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Resideo (or any of its Affiliates) or ADI SpinCo (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case of this clause (ii), resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions.

“Transactions” shall mean the Separation (including any transactions undertaken pursuant to the Separation Plan, the Reorganization and the Contribution), the Distribution, the Internal Distributions, any transactions related to any of the foregoing and any transaction described on Schedule 1.1.

“Transition Services Agreement” shall have the meaning set forth in the Separation Agreement.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant tax period.

“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a Tax Advisor, which Tax Advisor is reasonably acceptable to Resideo, on which Resideo may rely to the effect that a transaction will not (i) affect the Tax-Free Status of the Transactions or (ii) adversely affect any of the conclusions set forth in any Tax Opinion or IRS Ruling regarding the Tax-Free Status of the Transactions. Any such tax opinion must assume that the Contribution and Distribution and each Internal Distribution would have qualified for the Tax-Free Status of the Transactions if the transaction in question did not occur.

Article II

Payments and Tax Refunds

2.1 Taxes Relating to Joint Returns.

(a) Resideo shall pay and be responsible for any and all Federal Taxes, State Taxes and Foreign Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods.

(b) ADI SpinCo shall pay and be responsible for any and all Federal Taxes, State Taxes and Foreign Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination), which Taxes are attributable to the ADI Business for all Post-Distribution Periods.

2.2 Taxes Relating to Separate Returns.

(a) Resideo shall pay and be responsible for any and all Federal Taxes, State Taxes and Foreign Taxes due with respect to or required to be reported on any Resideo Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.

(b) ADI SpinCo shall pay and be responsible for any and all Federal Taxes, State Taxes and Foreign Taxes due with respect to or required to be reported on any ADI Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.

2.3 Certain Indemnified Taxes; Integration; Satisfaction. For the avoidance of doubt, notwithstanding the provisions set forth in Sections 2.1 and 2.2, nothing in this Article II shall be interpreted as limiting in any way the Parties’ indemnification obligations pursuant to Section 5.1(a)(ii) through (a)(iv) or Section 5.1(b)(ii) through (b)(v) (taking into account Section 5.1(c) and Section 5.1(d)) (the “Specific Indemnities”), and, in the case of any conflict between the allocation of liability for Taxes set forth in this Article II and the Specific Indemnities, the Specific Indemnities shall govern (and the conflicting liability allocations set forth in this Article II shall not apply). Without prejudice or limitation to any of the indemnification or liability allocation provisions contained in this Agreement, the Parties acknowledge and agree that, on the basis of all facts and circumstances as of the date hereof and through the Effective Time, (i) ADI SpinCo shall, and is expected to, satisfy any liability or other obligation (or portion thereof) it assumes pursuant to this Agreement, whether or not Resideo (or another member of the Resideo Group) has been legally relieved of such liability, and (ii) Resideo shall, and is expected to, satisfy any liability or other obligation (or portion thereof) it assumes pursuant to this Agreement, whether or not ADI SpinCo (or another member of the ADI Group) has been legally relieved of such liability.

2.4 Determination of Tax Attributable to the ADI Business. For purposes of this Agreement (except as expressly provided otherwise herein), the amount of Federal Taxes, State Taxes and Foreign Taxes, or any items thereof, attributable to the ADI Business shall be determined by Resideo in its reasonable discretion and, to the extent relevant, in a manner consistent with Past Practices.

2.5 Allocation of Employment Taxes. Liability for Employment Taxes and the allocation of any Employment Tax Credit shall be determined pursuant to the Employee Matters Agreement.

2.6 Tax Refunds.

(a) Subject to Section 2.5, Section 2.6(b), Section 2.7 and Section 2.8, Resideo shall be entitled to all Refunds related to Taxes the liability for which is allocated to Resideo pursuant to this Agreement and ADI SpinCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to ADI SpinCo pursuant to this Agreement, in each case, after giving effect to any indemnification obligations under Article V.

(b) ADI SpinCo shall pay to Resideo any Refund received by ADI SpinCo or any member of the ADI Group that is allocable to Resideo pursuant to Section 2.6(a), net of any costs and expenses incurred in connection with, and any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt, accrual or realization of such Refund (including any Taxes imposed by way of withholding or offset), no later than five (5) Business Days after the receipt of such Refund. Resideo shall pay to ADI SpinCo any Refund received by Resideo or any member of the Resideo Group that is allocable to ADI SpinCo pursuant to Section 2.6(a), net of any costs and expenses incurred in connection with, and any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt, accrual or realization of such Refund (including any Taxes imposed by way of withholding or offset), no later than five (5) Business Days after the receipt of such Refund. For purposes of this Section 2.6(b), any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit or (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).

2.7 Tax Benefits. Without prejudice to (or duplication of any amounts payable pursuant to) Section 2.8, if Resideo determines, in its reasonable discretion, that: (i) one Party bears a Tax pursuant to this Agreement or under applicable Law and (ii) the other Party is entitled to a Tax Benefit relating to such Tax, then the Party entitled to the Tax Benefit shall pay to the Party responsible for such Tax the amount of the Tax Benefit, net of any costs and expenses incurred in connection with, and any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt or realization of such Tax Benefit (including any Taxes imposed by way of withholding or offset), in each case, as determined by Resideo in its reasonable discretion; provided, however, that any obligation under this Section 2.7 shall only arise (x) in the event Resideo is subject to an indemnity obligation described in Section 5.1(a)(iii) hereof or (y) in respect of an adjustment to Taxes resulting from a Tax Contest described in Article VI hereof.

2.8 Certain Carrybacks. In the event that any member of the ADI Group is required by applicable Law to carry back an ADI Carryback to a Tax Return described in Section 3.1 for a Pre-Distribution Period, then (i) no payment with respect to such a carryback shall be due to any member of the ADI Group from any member of the Resideo Group and (ii) if any member of the ADI Group receives a Tax Benefit in connection with such ADI Carryback, ADI SpinCo shall promptly pay to Resideo the full amount of such Tax Benefit, net of any costs and expenses incurred in connection with, and any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt or realization of such Tax Benefit (including any Taxes imposed by way of withholding or offset), as determined by Resideo in its reasonable discretion.

2.9 Tax Adjustments. If Resideo or ADI SpinCo (or one of their respective Affiliates) pays to the other Party any amount pursuant to Section 2.5, Section 2.6, Section 2.7 or Section 2.8, in respect of a Refund or Tax Benefit and all or a portion of such Refund or Tax Benefit is subsequently disallowed or adjusted by a Taxing Authority or in a Tax Contest, such disallowance or adjustment shall be allocated to the Resideo Group and the ADI Group in the same manner in which such Refund or Tax Benefit was allocated pursuant to Section 2.5, Section 2.6, Section 2.7 or Section 2.8, as applicable, and an appropriate adjusting payment shall be promptly made (including in respect of any interest paid or imposed by any Taxing Authority) to reflect such disallowance or adjustment.

2.10 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements, arrangements or practices between any member of the Resideo Group and any member of the ADI Group shall be terminated with respect to the ADI Group and the Resideo Group as of the Distribution Date. No member of either the ADI Group or the Resideo Group shall have any continuing rights or obligations under any such agreement, arrangement or practice.

2.11 Resideo and ADI SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation. To the extent permitted by applicable Law, (i) in the case of an active or former employee, solely the member of the Group for which the relevant individual is employed or, if such individual is not employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in Article IV or Article V of the Employee Matters Agreement shall be entitled to claim, in a Post-Distribution Period, any income Tax deduction in respect of such equity awards and other incentive compensation on its Tax Return associated with such event; and (ii) in the case of a non-employee director, any income Tax deduction in respect of such equity awards and other incentive compensation shall be claimed by the Party for which the director serves as a director following the Distribution (provided that, in the case of any non-employee director who is to be assigned to both Resideo and ADI SpinCo, each Party shall be entitled to the deductions arising in respect of its own stock or equity awards).

Article III

Preparation and Filing of Tax Returns

3.1 Resideo’s Responsibility. Resideo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, (a) all Joint Returns, (b) all Tax Returns pursuant to which there is a claim to group relief by one or more members of the ADI Group in respect of losses generated by one or more members of the Resideo Group, and (c) all Resideo Separate Returns, including any amendments to such Tax Returns. Notwithstanding any provision in this Agreement to the contrary, with respect to any Joint Return, to the extent that any expenses related to a previously filed Joint Return for similar Taxes were customarily paid by a member of the ADI Group, as determined by Resideo in its reasonable discretion, then any similar expenses shall be paid and borne by ADI SpinCo after the Distribution, including, for the avoidance of doubt, any expenses related to the preparation of transfer pricing documentation.

3.2 ADI SpinCo’s Responsibility. ADI SpinCo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns, including any amended Tax Returns, required to be filed by or with respect to members of the ADI Group other than those Tax Returns that Resideo is required to prepare and file under Section 3.1. The Tax Returns required to be prepared and filed by ADI SpinCo under this Section 3.2 shall include any ADI Separate Returns and any amended ADI Separate Returns. For the avoidance of doubt, ADI SpinCo shall prepare any transfer pricing documentation required to be prepared with respect to a Tax Return described in this Section 3.2.

3.3 Right to Review Tax Returns. The Responsible Company for any material Tax Return shall make such Tax Return (or the relevant portions thereof) available for review by the other Party (the “Reviewing Company”), if requested, to the extent that the requesting Party (i) is or would reasonably be expected to be liable for Taxes reflected on such Tax Return, (ii) is or would reasonably be expected to be liable for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, or (iii) has or would reasonably be expected to have a claim for Tax Benefits under this Agreement in respect of items reflected on such Tax Return. The Responsible Company shall use reasonable efforts to make any such Tax Return (or the relevant portions thereof) available for review as required under this paragraph sufficiently in advance of the due date for the filing of such Tax Return (taking into account extensions) to provide the Reviewing Company with a meaningful opportunity to review and comment on such Tax Return (which, in the case of any Tax Return with respect to income Taxes, shall be no later than thirty (30) days prior to the due date for such Tax Return (taking into account extensions)). The Responsible Company shall consider in good faith any reasonable comments provided by the Reviewing Company reasonably in advance of the due date for such Tax Return (taking into account extensions) (which, in the case of any Tax Return with respect to income Taxes, shall be no later than fifteen (15) days following the Reviewing Company’s receipt of the draft of such return from the Responsible Company). The Parties shall attempt in good faith to resolve any material disagreement arising out of the review of such Tax Return and, failing such resolution, any material disagreement shall be resolved in accordance with the provisions of Article IX as promptly as practicable.

3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, Resideo shall not be required to disclose to ADI SpinCo any consolidated, combined, unitary, or other similar Joint Return of which a member of the Resideo Group is the common parent or any information related to such a Joint Return other than information relating solely to the ADI Group; provided that Resideo shall provide such additional information that is reasonably required in order for ADI SpinCo to determine Taxes attributable to the ADI Business. If an amended Separate Return for State Taxes for which ADI SpinCo is the Responsible Company is required to be filed as a result of an amendment made to a Joint Return for Federal Tax pursuant to an audit adjustment, then the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third-party preparers.

3.5 Tax Reporting Practices. Except as provided in Section 3.6, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which ADI SpinCo is the Responsible Company, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by ADI SpinCo that are consistent with Resideo’s accounting practices with respect to similar Tax Items and otherwise acceptable to Resideo, in Resideo’s reasonable discretion; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. Notwithstanding anything herein to the contrary (but subject to Section 3.6), ADI SpinCo shall not, and shall not cause or permit its Affiliates to, (i) take any action or Tax position inconsistent with (x) the assumptions made (including with respect to any Tax Item) in determining all estimated or advance payments of Taxes on or prior to the Distribution Date or (y) any position taken on any Tax Return with respect to which Resideo is the Responsible Company with respect to similar Tax Items or (ii) without Resideo’s prior written consent, make a change in any of its methods of accounting for Tax purposes until all applicable statutes of limitations for all Pre-Distribution Periods have expired.

3.6 Reporting of Separation. The Tax treatment of any step or portion of the Transactions and any Tax Item related thereto shall be reported on each applicable Tax Return consistently with the Tax-Free Status of the Transactions and the Tax Treatment of the Transactions, taking into account the jurisdiction in which such Tax Returns are filed; provided that, notwithstanding anything to the contrary herein, if Resideo determines that there is no Reasonable Basis for such Tax treatment, then Resideo shall notify ADI SpinCo no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant step or portion of the Transactions or related Tax Item shall be reported (with any disagreements resolved in accordance with the provisions of Article IX as promptly as practicable); provided, further, that in the case of any step or portion of the Transactions or any Tax Item related thereto that is not covered by the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions, such step or portion of the Transactions and any Tax Item related thereto shall be treated and reported as determined by Resideo in its reasonable discretion. If Resideo determines, in its reasonable discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Distribution, ADI SpinCo agrees to take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by Resideo. If such a protective election is made, this Agreement shall be amended in such a manner, if any, as is determined by Resideo in its reasonable discretion (including by requiring that, in the event the Transactions fail to qualify for the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions, ADI SpinCo shall pay over to Resideo any Tax Benefits realized by ADI SpinCo or any member of the ADI Group arising from the step-up in Tax basis resulting from such election).

3.7 Distribution Straddle Period Tax Allocation.

(a) In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as interpreted and applied by Resideo in its sole discretion. With respect to the Joint Return for the Tax period that includes the Distribution, Resideo may determine in its sole discretion whether to make a ratable election under Treasury Regulations Section 1.1502-76(b)(2)(ii) with respect to ADI SpinCo or any other relevant member of the ADI Group. ADI SpinCo shall, and shall cause each member of the ADI Group to, take all actions necessary to give effect to such election.

(b) In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent arising on or prior to the Distribution Date) be allocated to the Pre-Distribution Period, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent arising on or prior to the Distribution Date) be allocated to the Pre-Distribution Period.

3.8 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Company shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return. In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company with respect to such Tax Return shall pay to the applicable Taxing Authority when due (taking into account any automatic or validly elected extensions, deferrals, or postponements) any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination.

(b) In the case of any Tax Return for which the Party that is not the Responsible Company is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Company shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Company upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

(c) With respect to any estimated Taxes, the Party that is or will be the Responsible Company with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Company is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Company shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party, and the Party receiving such notice shall pay such amount to the Responsible Company upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

(d) Notwithstanding anything to the contrary herein (including, for the avoidance of doubt, Sections 3.8(a), 3.8(b) and 3.8(c)), any amount to be paid by ADI SpinCo in respect of any liability or obligation of Resideo for Taxes that is assumed by ADI SpinCo, or otherwise treated as a liability or obligation of Resideo that is assumed by ADI SpinCo within the meaning of Section 357(d) of the Code, pursuant to this Agreement, in each case, as determined by Resideo in its sole discretion, shall be paid, at Resideo’s option and in its sole discretion, in the manner set forth in Section 9.11(b) of the Separation Agreement.

3.9 Amended Returns and Carrybacks.

(a) ADI SpinCo shall not, and shall not permit any member of the ADI Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period without the prior written consent of Resideo, such consent to be exercised in Resideo’s reasonable discretion.

(b) ADI SpinCo shall, and shall cause each member of the ADI Group to, make any available elections to waive the right to carry back any ADI Carryback arising in a Post-Distribution Period to a Pre-Distribution Period.

(c) ADI SpinCo shall not, and shall cause each member of the ADI Group not to, without the prior written consent of Resideo, make any affirmative election to carry back any ADI Carryback arising in a Post-Distribution Period to a Pre-Distribution Period, such consent to be exercised in Resideo’s sole discretion.

(d) Receipt of consent by ADI SpinCo or a member of the ADI Group from Resideo pursuant to the provisions of this Section 3.9 shall in no way limit or modify ADI SpinCo’s indemnification obligations pursuant to this Agreement (including Article V).

3.10 Tax Attributes. Resideo shall in its reasonable discretion advise ADI SpinCo in writing of the amount (if any) of any Tax Attributes, which Resideo determines, in its good faith discretion, shall be allocated or apportioned to the ADI Group under applicable Law. ADI SpinCo and all members of the ADI Group shall prepare all Tax Returns in accordance with such written notice. ADI SpinCo agrees that it shall not dispute Resideo’s reasonable determination of Tax Attributes. For the avoidance of doubt, Resideo shall not be required in order to comply with this Section 3.10 or otherwise to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business.

3.11 Section 245A Election. With respect to any member of the ADI Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code immediately prior to the Distribution, Resideo may, in its sole discretion, determine that an election under Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor provision of Tax Law that allows a closing of the books election) shall be made to close such entity’s taxable year for Federal Tax purposes as of the Effective Time. If Resideo determines that such election shall be made with respect to any such member of the ADI Group, ADI SpinCo shall, and shall cause its Affiliates to, cooperate with Resideo and its Affiliates to make and give effect to such election.

3.12 Information for Joint Returns and Resideo Separate Returns.

(a) ADI SpinCo shall promptly, and in any event no later than thirty (30) days following the close of each fiscal quarter (or, with respect to information requested less than ten (10) days prior to the close of the relevant fiscal quarter, as promptly as reasonably practicable), provide Resideo with all information with respect to ADI SpinCo, the members of the ADI Group, and their respective assets and operations as requested by Resideo in order to enable Resideo to timely prepare and file all Tax Returns for which Resideo is the Responsible Company and to timely pay any and all Taxes (including estimated Taxes) payable with respect to such Tax Returns. Where applicable, such information shall be provided in a manner consistent with Past Practices of Resideo and its Subsidiaries prior to the Distribution; and

(b) Resideo shall promptly, and in any event no later than thirty (30) days following the close of each fiscal quarter (or, with respect to information requested less than ten (10) days prior to the close of the relevant fiscal quarter, as promptly as reasonably practicable), provide ADI SpinCo with all information with respect to Resideo, the members of the Resideo Group, and their respective assets and operations as requested by ADI SpinCo in order to enable ADI SpinCo to timely prepare and file all Tax Returns for which ADI SpinCo is the Responsible Company and to timely pay any and all Taxes (including estimated Taxes) payable with respect to such Tax Returns. Where applicable, such information shall be provided in a manner consistent with Past Practices of ADI SpinCo and its Subsidiaries prior to the Distribution.

For the avoidance of doubt, a Party’s failure to timely provide information required to be provided under this Section 3.12 shall be subject to the provisions set forth in Section 7.2.

Article IV

Tax-Free Status of the Distribution

4.1 Representations and Warranties.

(a) Resideo, on behalf of itself and all other members of the Resideo Group, hereby represents and warrants that (i) it has examined the IRS Ruling Request, the IRS Ruling (if any), the Tax Opinion(s), the Tax Representation Letters and any other materials delivered or deliverable in connection with the issuance of any IRS Ruling and the rendering of any Tax Opinion, in each case, as they exist as of the date hereof (all documents and materials described in this clause (i), including, for the avoidance of doubt, the IRS Ruling Request, the IRS Ruling (if any), the Tax Opinion and the Tax Representation Letters, collectively, the “Tax Materials”) and (ii) the facts presented and statements and representations made therein, to the extent descriptive of or otherwise relating to Resideo or any member of the Resideo Group or the Resideo Retained Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Resideo, on behalf of itself and all other members of the Resideo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Resideo or any member of the Resideo Group or the Resideo Retained Business.

(b) ADI SpinCo, on behalf of itself and all other members of the ADI Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and statements and representations made therein, to the extent descriptive of or otherwise relating to ADI SpinCo or any member of the ADI Group or the ADI Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. ADI SpinCo, on behalf of itself and all other members of the ADI Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to ADI SpinCo or any member of the ADI Group or the ADI Business.

(c) ADI SpinCo, on behalf of itself and all other members of the ADI Group, hereby represents and warrants that during the two-year period ending on the date of any Internal Distribution or the Distribution Date, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of ADI SpinCo or any member of the ADI Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the ADI SpinCo Capital Stock (or any predecessor of ADI SpinCo) or the Capital Stock of ADEMCO III Ltd or any other member of the ADI Group which underwent an Internal Distribution; provided that no representation or warranty is made regarding the absence of any “agreement, understanding, arrangement, substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more present or former officers or directors of any member of the Resideo Group (or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors) who are not officers or directors of any member of the ADI Group.

(d) Each of Resideo, on behalf of itself and all other members of the Resideo Group, and ADI SpinCo, on behalf of itself and all other members of the ADI Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Transactions to be other than the Tax-Free Status of the Transactions and the Tax Treatment of the Transactions.

(e) Each of Resideo, on behalf of itself and all other members of the Resideo Group, and ADI SpinCo, on behalf of itself and all other members of the ADI Group, represents and warrants that it has no plan or intent to take any action, or fail to take any action (or to cause or permit any member of its Group to take or fail to take any action) which is inconsistent with any facts presented or statements or representations made in the Tax Materials.

4.2 Restrictions Relating to the Distribution.

(a) ADI SpinCo, on behalf of itself and all other members of the ADI Group, hereby covenants and agrees that no member of the ADI Group will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions or (ii) any action which constitutes an ADI Disqualifying Action.

(b) During the Restricted Period, ADI SpinCo:

(i) shall continue and shall cause each member of the ADI Group to continue the active conduct of the ADI Active Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distribution;

(ii) shall not voluntarily dissolve or liquidate (wholly or partially) itself or, if such action could or could be expected to jeopardize or impede the Tax-Free Status of the Transactions, any of its Affiliates (including, in each case, any action that is a liquidation for U.S. federal income Tax purposes);

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent ADI SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any ADI SpinCo Capital Stock except to the extent such repurchases are in connection with the net exercise of stock options issued to a person for the performance of services, (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of ADI SpinCo Capital Stock (including through the conversion of any capital stock into another class of capital stock, other than a conversion of the ADI SpinCo Preferred Stock pursuant to its terms), (4) merge, amalgamate or consolidate with any other Person or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate would, when combined with any other direct or indirect changes in ownership of ADI SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty percent (50%) or greater interest in ADI SpinCo or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions;

(iv) shall not and shall not permit any member of the ADI Group, in a single transaction or a series of transactions, to sell, transfer, or otherwise dispose of or agree to sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal income Tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the gross assets of ADI SpinCo or the consolidated gross assets of the ADI Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of inventory in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income Tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of ADI SpinCo or any member of the ADI Group. The percentages of gross assets or consolidated gross assets of ADI SpinCo or the ADI Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of ADI SpinCo and the members of the ADI Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv), a merger of ADI SpinCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of ADI SpinCo shall constitute a disposition of all of the assets of ADI SpinCo or such Subsidiary; and

(v) shall not permit any holder of ADI SpinCo Capital Stock other than CD&R, CD&R Channel Holdings II, L.P. (together with CD&R, the “CD&R Persons”), or any Affiliates of the CD&R Persons, to become a “controlling shareholder” within the meaning of Treasury Regulations Section 1.355-7.

(c) Without the prior written consent of Resideo (such consent to be provided in Resideo’s sole discretion), ADI SpinCo shall not, and shall not cause or permit any member of the ADI Group to, waive or amend any provisions, obligations or restrictions under the CD&R Agreements in such a manner that would, as determined in Resideo’s sole discretion, jeopardize or impede the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions.

Any consent provided by Resideo in connection with this Section 4.2(c) shall in no way limit or modify ADI SpinCo’s indemnification obligations pursuant to Article V.

(d) If ADI SpinCo proposes to enter into any Section 4.2(d) Acquisition Transaction or, to the extent ADI SpinCo has the right to prohibit any Section 4.2(d) Acquisition Transaction, proposes to permit any Section 4.2(d) Acquisition Transaction to occur, in each case, during the Restricted Period, ADI SpinCo shall provide Resideo, no later than ten (10) days prior to the signing of any written agreement with respect to the Section 4.2(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of ADI SpinCo Capital Stock to be issued in such transaction) and a certificate of the Chief Financial Officer of ADI SpinCo to the effect that the Section 4.2(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 4.2(b) apply.

(e) Notwithstanding the restrictions imposed by Section 4.2(a), (b) and (c), ADI SpinCo or a member of the ADI Group may take any of the actions or transactions described therein (in the case of Section 4.2(a), other than any actions or transactions described therein relating to the Tax Treatment of the Transactions) if ADI SpinCo either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to Resideo or (ii) obtains the prior written consent of Resideo waiving the requirement that ADI SpinCo obtain an Unqualified Tax Opinion, such waiver to be provided in Resideo’s sole discretion. Resideo’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. ADI SpinCo shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse Resideo for all reasonable out-of-pocket expenses that Resideo or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor Resideo’s waiver of ADI SpinCo’s obligation to deliver an Unqualified Tax Opinion shall in any way limit or modify ADI SpinCo’s indemnification obligations pursuant to Article V.

(f) ADI SpinCo agrees that Resideo shall have the sole and exclusive control over the process of obtaining any private letter ruling with respect to the Transactions and any related transaction, and only Resideo shall be entitled to apply for any such private letter ruling (whether prior to or following the Distribution). Resideo shall have the right to obtain a private letter ruling from the IRS (and/or any other Taxing Authority) (and/or if applicable, any supplemental private letter ruling) at any time in its sole discretion. If Resideo determines to obtain a private letter ruling or supplemental private letter ruling, ADI SpinCo shall (and shall cause its Affiliates to) cooperate with Resideo and take any and all actions reasonably requested by Resideo in connection with obtaining such private letter ruling or supplemental private letter ruling (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or other applicable Taxing Authority; provided that ADI SpinCo shall not be required to make (or cause any of its Affiliates to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). After the Distribution, Resideo and ADI SpinCo shall each bear its own costs and expenses incurred in connection with obtaining any such private letter ruling or supplemental private letter ruling.

Article V

Indemnity Obligations

5.1 Indemnity Obligations.

(a) Resideo shall indemnify and hold harmless ADI SpinCo from and against, and will reimburse ADI SpinCo for, (i) any and all Taxes allocated to Resideo pursuant to Article II, after giving effect to Section 5.1(b)(v), (ii) any and all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Resideo Group pursuant to this Agreement, (iii) any and all Distribution Taxes and Tax-Related Losses to the extent such amounts are not attributable to ADI SpinCo or the ADI Group, as set forth in Section 5.1(b) and (iv) any and all Resideo Pre-Distribution Period Taxes and all Tax-Related Losses arising out of, based upon, or attributable to Resideo Pre-Distribution Period Taxes.

(b) Without regard to whether an Unqualified Tax Opinion may have been provided, the existence of any private letter ruling or whether any action is permitted or consented to hereunder, and notwithstanding anything else to the contrary contained herein, ADI SpinCo shall indemnify and hold harmless Resideo from and against, and will reimburse Resideo for, (i) any and all Taxes allocated to ADI SpinCo pursuant to Article II, after giving effect to Section 5.1(a)(iv), (ii) any and all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the ADI Group pursuant to this Agreement, (iii) any and all Distribution Taxes and Tax-Related Losses attributable to an ADI Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(e) are satisfied and regardless of any consent provided by Resideo), (iv) any and all Distribution Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to (A) the acquisition (other than pursuant to the Contribution and the Distribution) of all or a portion of the ADI SpinCo Capital Stock and/or ADI SpinCo’s or its Subsidiaries’ stock or assets by any means whatsoever by any Person, (B) any “agreement, understanding, arrangement, substantial negotiations, or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the ADI Group or by any other person or persons with the implicit or explicit permission of one or more such officers or directors regarding transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, ADI SpinCo Capital Stock representing a fifty percent (50%) or greater interest in ADI SpinCo, or (C) any action or failure to act by ADI SpinCo or any other member of the ADI Group after the Distribution (including, without limitation, any amendment to ADI SpinCo’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of ADI SpinCo stock (including, without limitation, but other than a conversion of the ADI SpinCo Preferred Stock pursuant to its terms, through the conversion of one class of ADI SpinCo Capital Stock into another class of ADI SpinCo Capital Stock), and (v) any and all ADI Pre-Distribution Period Taxes and all Tax-Related Losses arising out of, based upon, or attributable to ADI Pre-Distribution Period Taxes.

(c) To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 5.1(a)(ii) through (iv) and 5.1(b)(ii) through (b)(v), responsibility for such Tax or Tax-Related Loss shall be shared by Resideo and ADI SpinCo according to relative fault.

(d) Notwithstanding anything else to the contrary contained in this Agreement, Resideo and ADI SpinCo, as applicable, shall not have any right to obtain indemnification payments under this Agreement unless the aggregate amounts received by such Party as indemnification payments hereunder would exceed $5,000,000 in the aggregate (the “Indemnification Threshold”); provided, however, that if amounts indemnified under this Agreement would exceed the Indemnification Threshold in the aggregate, the Party responsible for such amounts shall be responsible for all such amounts from the first dollar thereof.

5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than five (5) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

(c) Notwithstanding anything to the contrary herein (including, for the avoidance of doubt, Sections 5.2(a) and 5.3), any amount to be paid by ADI SpinCo in respect of a liability or obligation of Resideo that is assumed by ADI SpinCo, or otherwise treated as a liability or obligation of Resideo that is assumed by ADI SpinCo within the meaning of Section 357(d) of the Code, pursuant to this Agreement, in each case, as determined by Resideo in its sole discretion, shall be paid, at Resideo’s option and in its sole discretion, in the manner set forth in Section 9.11(b) of the Separation Agreement.

5.3 Payment Mechanics.

(a) All payments under this Agreement required to be made by one Party to the other Party shall be made by Resideo directly to ADI SpinCo and by ADI SpinCo directly to Resideo; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Resideo Group, on the one hand, may make such indemnification payment to any member of the ADI Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4 and, for the avoidance of doubt, all payments shall be made in accordance with Section 5.2(c).

(b) In the case of any payment of Taxes made by a Responsible Company or Indemnitee pursuant to this Agreement for which such Responsible Company or Indemnitee, as the case may be, has received or will receive a payment from the other Party, such Responsible Company or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4 Treatment of Liabilities and Payments; Gross-Up.

(a) Except to the extent otherwise required by applicable Tax Law (as determined by Resideo in its sole discretion), each of Resideo and ADI SpinCo shall, and shall cause the members of its Group to, treat for all U.S. federal (and applicable state and local) income Tax purposes any Liabilities of Resideo that are assumed or otherwise accepted by ADI SpinCo pursuant to this Agreement, the Separation Agreement or the Employee Matters Agreement or, to the extent involving Liabilities attributable to Pre-Distribution Periods, otherwise in connection with the Separation (whether such Liabilities are assumed or accepted by ADI SpinCo directly or treated as assumed or accepted by ADI SpinCo as a result of a transfer by Resideo to ADI SpinCo of equity interests in an entity treated as a “disregarded entity” for U.S. federal income Tax purposes) as assumed, within the meaning of Section 357(d) of the Code, by ADI SpinCo pursuant to the Contribution. For purposes of this Section 5.4(a), all references to Resideo and ADI SpinCo shall include a reference to any member of the Resideo Group or the ADI Group that is, for U.S. federal income Tax purposes, disregarded as separate from Resideo and ADI SpinCo, respectively.

(b) The Parties agree that, in the absence of any change in applicable U.S. federal income Tax Law or except as otherwise required by other applicable Tax Law, (i) any indemnity or other similar payment made among the Parties pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (other than any payment of interest or penalties (whether pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement or to or by a Taxing Authority) or State Income Taxes by or to a Taxing Authority) shall be treated, for all income Tax purposes, as (A) a payment with respect to an assumed or retained liability (with, if and as applicable, one Party acting as agent for the other Party or its Subsidiaries), or, if the treatment described in clause (A) is not available under applicable Law (as determined by Resideo in its sole discretion), (B) a non-taxable contribution by Resideo to ADI SpinCo or a distribution by ADI SpinCo to Resideo, as applicable, and, in the case of this clause (B), such contribution or distribution shall be treated as having been made immediately prior to the Distribution, and (ii) any payment of interest, penalties or State Taxes pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement or by or to a Taxing Authority shall be reported for Tax purposes by the Parties as taxable or deductible (to the extent a deduction is available), as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment. Notwithstanding the foregoing, Resideo shall notify ADI SpinCo if it reasonably determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.

(c) None of Resideo or ADI SpinCo shall, and each shall cause its Affiliates not to, report or take any position (on a Tax Return or otherwise) inconsistent with the treatment described in Section 5.4(a) or 5.4(b) (unless otherwise required by a Final Determination or a good-faith resolution of a Tax Contest).

(d) If, notwithstanding the manner in which payments described in Section 5.4(b) were reported, there is a Tax liability or an adjustment to a Tax liability of a Party as a result of its receipt of a payment pursuant to this Agreement or the Separation Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Taxes), shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive.

Article VI

Tax Contests

6.1 Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to a Tax Contest concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest. The failure of one Party to notify the other of such communication in accordance with the immediately preceding sentence shall not relieve the other Party of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure to timely provide such notification actually and materially prejudices the ability of such other Party to contest such Tax liability and increases the amount of such Tax liability.

6.2 Separate Returns. Subject to Section 6.4, Section 6.5 and Section 6.7, in the case of any Tax Contest with respect to any Separate Return, the Responsible Company with respect to such Separate Return shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

6.3 Joint Returns. Subject to Section 6.4, Section 6.5 and Section 6.7, in the case of any Tax Contest with respect to any Joint Return, Resideo shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest. Notwithstanding the foregoing, to the extent a portion of any such Tax Contest with respect to a Joint Return with respect to Foreign Taxes relates to a matter which was customarily controlled by a member of the ADI Group, as determined by Resideo in its reasonable discretion, then Resideo may elect that ADI SpinCo shall be responsible for the conduct of such portion of such Tax Contest and any expenses related thereto, including expenses relating to any supporting transfer pricing analysis.

6.4 Mixed Contests. Subject to Section 6.5 and Section 6.7, in the event of any Tax Contest with respect to both an ADI Separate Return, on the one hand, and a Resideo Separate Return or a Joint Return, on the other hand, the Parties shall use their reasonable efforts to cause such Tax Contest to be severed into separate Tax Contests, each relating solely to ADI Separate Returns and Resideo Separate Returns or Joint Returns, as applicable. If such Tax Contest is not so severable, then Resideo shall determine which Party shall be the Controlling Party with respect to such Tax Contest, and such Controlling Party selected by Resideo shall, subject to Section 6.5 and Section 6.7, have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

6.5 Distribution-Related Tax Contests.

(a) In the event of any Distribution-Related Tax Contest as a result of which ADI SpinCo could reasonably be expected to become liable for any Tax or Tax-Related Losses and which Resideo has the right to administer and control pursuant to Section 6.2 or Section 6.3, (i) Resideo shall consult with ADI SpinCo reasonably in advance of taking any significant action in connection with such Tax Contest, (ii) Resideo shall offer ADI SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iii) Resideo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (iv) Resideo shall provide ADI SpinCo copies of any written materials relating to such Tax Contest received from the relevant Taxing Authority and (v) if ADI SpinCo would have liability for a material amount of Taxes as a result of the proposed settlement of any such Tax Contest, Resideo shall not settle such Tax Contest without the consent of ADI SpinCo (not to be unreasonably withheld, conditioned or delayed).

(b) In the event of any Distribution-Related Tax Contest with respect to any ADI Separate Return, (i) ADI SpinCo shall consult with Resideo reasonably in advance of taking any significant action in connection with such Tax Contest, (ii) ADI SpinCo shall consult with Resideo and offer Resideo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iii) ADI SpinCo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (iv) Resideo shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Taxing Authority, and (v) ADI SpinCo shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Resideo (not unreasonably withheld, conditioned or delayed); provided, however, that in the case of any Distribution-Related Tax Contest with respect to an ADI Separate Return as a result of which Resideo could reasonably be expected to become liable for or be required to pay any Taxes or Tax-Related Losses, whether pursuant to this Agreement or otherwise, Resideo shall have the right to elect to assume control of such Tax Contest, in which case the provisions of Section 6.5(a) shall apply.

6.6 Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion. The failure of one Party to notify the other of such communication in accordance with the preceding provisions of this Section 6.6 shall not relieve the other Party of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure to timely provide such notification actually and materially prejudices the ability of such other Party to contest such Tax liability, and increases the amount of such Tax liability.

6.7 Settlement Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party except to the extent that such failure actually and materially prejudices the ability of such other Party to contest the relevant Tax liability and increases the amount of such Tax liability.

6.8 Costs and Expenses. Except for any costs and expenses incurred by a Non-Controlling Party in the exercise of any participation rights that such Non-Controlling Party possesses with respect to a Tax Contest pursuant to this Article VI, all costs and expenses incurred in connection with the defense of a Tax Contest shall be borne by the Controlling Party.

Article VII

Cooperation

7.1 General.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation:

(i) the timely provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii) the use of the Party’s reasonable best efforts to promptly obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to promptly obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation. In addition, each Party shall timely comply with all of its obligations pursuant to this Agreement to provide cooperation and information with respect to Tax Matters to the other Party, including, without limitation, the foregoing provision of this Section 7.1(a), and Section 3.12. A Party providing cooperation under this Section 7.1(a) shall bear its own cost incurred in providing such cooperation; provided, however, that, if a Party’s request to cooperate pursuant to this Section 7.1(a) causes the other Party to incur out-of-pocket expenses paid to third parties outside the ordinary course of business, the requesting Party shall bear any reasonable out-of-pocket expense of the responding Party and the requesting Party shall reimburse the responding Party of any such reasonable out-of-pocket expenses no later than thirty (30) days following delivery of a notice from the responding Party.

7.2 Timely Compliance. Each of ADI SpinCo and Resideo acknowledges that time is of the essence in relation to any request for information, assistance, or cooperation made by Resideo or ADI SpinCo pursuant to Section 7.1(a), and any other obligations of ADI SpinCo or Resideo pursuant to this Agreement to provide information, assistance or cooperation (including Section 3.12). Each of ADI SpinCo and Resideo acknowledges that failure to conform to the deadlines set forth in this Agreement or reasonable deadlines otherwise set by ADI SpinCo or Resideo, in each case, with respect to the provision of information, assistance and cooperation with respect to Tax Matters, could cause irreparable harm. If either ADI SpinCo or Resideo fails to comply with any such deadlines, then, notwithstanding anything to the contrary set forth in this Agreement, such non-complying Party shall be liable for, and shall indemnify and hold harmless the other Party for, any Taxes and Tax-Related Losses to the extent arising solely out of such failure to comply.

7.3 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, except as expressly and specifically provided otherwise in this Agreement, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of liabilities and payments as set forth in Section 5.4, (b) the Tax Materials, (c) the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions or (d) any other tax treatment set forth in this Agreement.

7.4 Impact of Cooperation. For the avoidance of doubt, the existence of a Party’s obligation to cooperate with the other Party pursuant to this Agreement with respect to the preparation of any Tax Return, the conduct of any Tax Contest or otherwise, or such Party’s satisfaction of such cooperation obligation, shall under no circumstances be interpreted as imposing any additional obligations on such Party that are not otherwise provided for in this Agreement, including, for the avoidance of doubt, any additional procedural obligations with respect to Tax Return preparation and filing or the conduct of any Tax Contest, and any indemnification or other payment obligation with respect to any Taxes for which such Party is not otherwise responsible hereunder. In addition, the existence of any such cooperation obligations of one Party, or its compliance therewith, shall in no way limit or modify any obligations of the other Party pursuant to this Agreement, including, without limitation, any of its indemnification obligations pursuant to Article V or any of its obligations with respect to Tax Return filing and preparation or Tax Contest control.

Article VIII

Retention of Records; Access

8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven (7) years after the Distribution Date, the Parties shall retain all Tax Records in respect of Taxes of any member of either the Resideo Group or the ADI Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date when the Resideo Group proposes to destroy any Tax Records (other than any Tax Records to the extent solely relating to Resideo, any member of the Resideo Group, their respective operations, the Resideo Retained Assets and/or the Resideo Retained Liabilities), Resideo shall first notify ADI SpinCo in writing and the ADI Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date when the ADI Group proposes to destroy any Tax Records, ADI SpinCo shall first notify Resideo in writing and the Resideo Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession pertaining to Pre-Distribution Periods to the extent reasonably required by the other Party in connection with the preparation of financial accounting statements, audits, litigation, or the resolution of items under this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

Article IX

Dispute Resolution

9.1 Dispute Resolution. The Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will endeavor, and they will cause their respective Group members to endeavor, to resolve in good faith and in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement between any member of the Resideo Group, on the one hand, and any member of the ADI Group, on the other hand, as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (a “Tax Advisor Dispute”), the Tax departments of the Parties shall negotiate in good faith to resolve the dispute. If, within thirty (30) days, such good-faith negotiations do not resolve such Tax Advisor Dispute, the Parties shall appoint a nationally recognized law firm or independent public accounting firm (the “Dispute Resolution Firm”) to resolve such dispute. In this regard, the Dispute Resolution Firm shall make determinations with respect to the disputed items based solely on representations made by Resideo, ADI SpinCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall request that the Dispute Resolution Firm resolve all disputes no later than thirty (30) days after the submission of such dispute to the Dispute Resolution Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Dispute Resolution Firm with respect thereto shall be final and conclusive and binding on the Parties. The Dispute Resolution Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Resideo and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Dispute Resolution Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Dispute Resolution Firm shall be borne equally by the Parties.

9.2 Injunctive Relief. Nothing in this Article IX shall prevent either Party from seeking injunctive relief if any delay resulting from the efforts to resolve any Tax Advisor Dispute in accordance with the provisions of Section 9.1 could result in serious and irreparable injury to either Party or the members of its Group. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Ancillary Agreement, Resideo and ADI SpinCo are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of Resideo and ADI SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Article IX.

Article X

Miscellaneous Provisions

10.1 Disposition of ADI SpinCo Subsidiaries. In the event that ADI SpinCo disposes of the stock of a Subsidiary that is not a Party to this Agreement (i) without receiving compensation equal to the fair market value of such Subsidiary, prior to the disposition, such Subsidiary shall deliver to Resideo an executed agreement, in a form reasonably acceptable to Resideo, agreeing to be bound by this Agreement as if it had been an original Party hereto or (ii) in an exchange intended to result in the receipt of compensation equal to the fair market value of such Subsidiary, prior to the disposition, such Subsidiary shall deliver to Resideo an executed agreement, in a form reasonably acceptable to Resideo, agreeing to be bound by Section 7.1 and Article X of this Agreement as if it had been an original Party hereto.

10.2 Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, this Agreement shall control with respect to the subject matter thereof.

10.3 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

10.4 Expenses. Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

10.5 Successors. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

10.6 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party (and provided that the terms of Section 10.1 have been complied with).

10.7 Assignability. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to Resideo, an Affiliate of Resideo, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 10.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

10.8 No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

10.9 Further Assurances. Prior to, on, and after the Effective Time, each Party hereto shall cooperate with the other Party, at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including the execution and delivery to the other Party and its Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Party in accordance with Article VI, and to make all filings with any Governmental Entity, and to take all such other actions, as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

10.10 Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

10.11 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.11):

If to Resideo, to:

Resideo Technologies, Inc.
16100 N 71st St., Suite 550
Scottsdale, AZ, 85254
Attention: General Counsel
Email:       legalnotices@resideo.com
                  joshua.foster@resideo.com

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention: Russell L. Leaf; Jared N. Fertman; Tej Prakash
Email:       rleaf@willkie.com
                  jfertman@willkie.com
                  tprakash@willkie.com

If to ADI SpinCo, to:

ADI Global Distribution Inc.
275 Broadhollow Rd Suite 400
Melville, NY 11747
Attention: General Counsel
Email:       jeannine.lane@adiglobal.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention: Russell L. Leaf; Jared N. Fertman; Tej Prakash
Email:       rleaf@willkie.com
                  jfertman@willkie.com
                  tprakash@willkie.com

10.12 Distribution Date. This Agreement shall become effective only upon the Distribution Date.

10.13 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.14 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.15 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

10.16 Integration. This Agreement, together with each of the exhibits and schedules appended hereto, contains the entire agreement among the Parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth herein and in the Separation Agreement and the other Ancillary Agreements. This Agreement, the Separation Agreement, and the other Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently. In the event of any inconsistency between this Agreement and the Separation Agreement, or any other agreements relating to the transactions contemplated by the Separation Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control (it being understood that the terms pursuant to which any transition services related to Tax matters shall be provided under the Transition Services Agreement shall be governed by the Transition Services Agreement).

10.17 Title and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

10.18 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

10.19 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

10.20 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representatives of the Parties against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.21 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of Article V).

10.22 Specific Performance. Subject to the provisions of Article IX, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance for which a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.23 Authority. Resideo represents on behalf of itself and each other member of the Resideo Group and ADI SpinCo represents on behalf of itself and each other member of the ADI Group, as follows:

(a) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement; and

(b) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

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In witness whereof, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Resideo TECHNOLOGIES, INC.

By:	/s/ Thomas Surran
Name:	Thomas Surran
Title:	President

ADI GLOBAL DISTRIBUTION INC.

By:	/s/ Robert Aarnes
Name:	Robert Aarnes
Title:	President and Chief Executive Officer